INN OF THE MOUNTAIN GODS RESORT AND CASINO



                       CODE OF BUSINESS CONDUCT AND ETHICS





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                                TABLE OF CONTENTS


FORWARD................................................................. i

INTRODUCTION.............................................................1

COMPLIANCE WITH LAWS.....................................................3

CONFLICTS OF INTEREST....................................................3
     DOING BUSINESS WITH FAMILY MEMBERS..................................4
     OWNERSHIP IN OTHER BUSINESSES.......................................4
     SERVICE ON BOARDS...................................................5
     OUTSIDE EMPLOYMENT..................................................5
     BUSINESS OPPORTUNITIES..............................................6

GIFTS AND ENTERTAINMENT..................................................6
     ACCEPTING GIFTS AND ENTERTAINMENT...................................6
     GIVING GIFTS AND ENTERTAINING.......................................7

FAIR DEALING.............................................................7

SECURITIES LAWS AND INSIDER TRADING......................................7

RESPONDING TO INQUIRIES FROM THE PRESS AND OTHERS........................9

POLITICAL ACTIVITY.......................................................9

SAFEGUARDING CORPORATE ASSETS............................................9

EMPLOYMENT OPPORTUNITY..................................................10

HEALTH, SAFETY AND THE ENVIRONMENT......................................10

ACCURACY OF COMPANY RECORDS.............................................11

RECORD RETENTION........................................................12

ADMINISTRATION OF THE CODE..............................................13

ASKING FOR HELP AND REPORTING CONCERNS..................................14


NOTE: THIS CODE AND RELATED POLICIES ARE CURRENT AS OF __________, 2004. IN ADOPTING AND PUBLISHING THESE GUIDELINES, YOU SHOULD NOTE THAT (1) IN SOME RESPECTS OUR POLICIES MAY EXCEED MINIMUM LEGAL REQUIREMENTS OR INDUSTRY PRACTICE, AND (2) NOTHING CONTAINED IN THIS CODE SHOULD BE CONSTRUED AS A BINDING DEFINITION OR INTERPRETATION OF A LEGAL REQUIREMENT OR INDUSTRY PRACTICE.

To obtain additional copies of this Code, you may contact [THE HUMAN RESOURCES DEPARTMENT] or access it from the web at http://________________.



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                                     FORWARD

To all employees:

     Our company is founded on our commitment to the highest ethical principles and standards. We value honesty and integrity above all else. Upholding these commitments is essential to our continued success.

     The law and the ethical principles and standards that comprise this Code of Conduct must guide our actions. The Code is, of course, broadly stated. Its guidelines are not intended to be a complete listing of detailed instructions for every conceivable situation. Instead, it is intended to help you develop a working knowledge of the laws and regulations that affect your job.

     Adhering to this Code is essential. I have taken the time to study it carefully and I encourage you to do the same. I have also signed a statement confirming that I have read this Code carefully, and I expect you to do the same by signing the confirmation form that appears on the final page.

     Ultimately, our most valuable asset is our reputation. Complying with the principles and standards contained in this Code is the starting point for protecting and enhancing that reputation. Thank you for your commitment!



                                            MICHAEL FRENCH
                                            CHIEF OPERATING OFFICER



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                                  INTRODUCTION

     All of our employees, officers and members of our Management Board must read and use this Code of Conduct to ensure that each business decision follows our commitment to the highest ethical standards and the law. Adherence to this Code and to our other official policies is essential to maintaining and furthering our reputation for fair and ethical practices among our customers, investors, employees and communities.

     It is the responsibility of every one of us to comply with all applicable laws and regulations and all provisions of this Code and the related policies and procedures. Each of us must report any violations of the law or this Code. Failure to report such violations and failure to follow the provisions of this Code may have serious legal consequences and will be disciplined by the company. Discipline may include termination of your employment.

     This Code summarizes certain laws and the ethical policies that apply to all of our employees, officers and directors. Several provisions in this Code refer to more detailed policies that either (1) concern more complex company policies or legal provisions or (2) apply to select groups of individuals within our company. If these detailed policies are applicable to you, it is important that you read, understand, and be able to comply with them. If you have questions as to whether any detailed policies apply to you, contact your immediate supervisor or [____________], our compliance officer.

     Situations that involve ethics, values and violations of certain laws are often very complex. No single code of conduct can cover every business situation that you will encounter. Consequently, we have implemented the compliance procedures outlined in the sections of this Code entitled "ADMINISTRATION OF THE CODE" and "ASKING FOR HELP AND REPORTING CONCERNS." The thrust of our procedures is WHEN IN DOUBT, ASK. If you do not understand a provision of this Code, are confused as to what actions you should take in a given situation, or wish to report a violation of the law or this Code, you should follow those compliance procedures. Those procedures will generally direct you to talk to either your immediate supervisor or our compliance officer. We believe that there are few situations that cannot be resolved if you discuss them with your immediate supervisor or our compliance officer in an open and honest manner. In the event that a situation arises that you cannot resolve through discussion with your immediate supervisor, we have a process in place to ensure you can communicate your situation and get a resolution from the appropriate level of management. Please refer to the section entitled "ASKING FOR HELP AND REPORTING CONCERNS."

     After reading this Code, you should:

     o    Have a thorough knowledge of the Code's terms and provisions.

     o Be able to recognize situations that present legal or ethical dilemmas.

     o Be able to deal effectively with questionable situations in conformity with this Code.

          In order to accomplish these goals, we recommend that you take the following steps:

     o    Read the entire Code of conduct thoroughly.



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     o    If there are references to more detailed policies that are not contained in this Code, obtain and read those policies if they apply to you.

     o Think about how the provisions of this Code apply to your job, and consider how you might handle situations to avoid illegal, improper, or unethical actions.

     o If you have questions, ask your immediate supervisor or our compliance officer.

     When you are faced with a situation and you are not clear as to what action you should take, ask yourself the following questions:

     o    Is the action legal?

     o    Does the action comply with this Code?

     o How will your decision affect others, including our customers, investors, employees and the community?

     o How will your decision look to others? If your action is legal but can result in the appearance of wrongdoing, consider taking alternative steps.

     o How would you feel if your decision were made public? Could the decision be honestly explained and defended?

     o Have you contacted your immediate supervisor or our compliance officer regarding the action?

To reiterate, WHEN IN DOUBT, ASK.

     PLEASE NOTE THAT THIS CODE IS NOT AN EMPLOYMENT CONTRACT AND DOES NOT MODIFY THE EMPLOYMENT RELATIONSHIP BETWEEN US AND YOU. WE DO NOT CREATE ANY CONTRACTUAL OR LEGAL RIGHTS OR GUARANTEES BY ISSUING THESE POLICIES, AND WE RESERVE THE RIGHT TO AMEND, ALTER AND TERMINATE POLICIES AT ANY TIME AND FOR ANY REASON.



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COMPLIANCE WITH LAWS

     First and foremost, our policy is to behave in an ethical manner and comply with all laws, rules and government regulations that apply to our business. Although we address several important legal topics in this Code, we cannot anticipate every possible situation or cover every topic in detail. It is your responsibility to know and follow the law and conduct yourself in an ethical manner. It is also your responsibility to report any violations of the law or this Code. You may report such violations by following the compliance procedures contained in the section of the Code entitled "ASKING FOR HELP AND REPORTING CONCERNS."


CONFLICTS OF INTEREST

     All of us must be able to perform our duties and exercise judgment on behalf of our company without influence or impairment, or the appearance of influence or impairment, due to any activity, interest or relationship that arises outside of work. Put more simply, when our loyalty to our company is affected by actual or potential benefit or influence from an outside source, a conflict of interest exists. We should all be aware of any potential influences that impact or appear to impact our loyalty to our company. In general, you should avoid situations where your personal interests conflict, or appear to conflict, with those of our company.

     Any time you believe a conflict of interest may exist, you must disclose the potential conflict of interest to your immediate supervisor or our compliance officer. Any activity that is approved, despite the actual or apparent conflict, must be documented. Except for our executive officers, a potential conflict of interest involving an officer with the title of [MANAGER] and above must be approved by our compliance officer. A potential conflict of interest involving an executive officer or a member of our Management Board must be approved by our Management Board unless it also constitutes a "related party transaction" under the rules and regulation of the Securities and Exchange Commission. If a potential conflict of interest involving an executive officer or a member of our Management Board also constitutes a "related party transaction," the transaction must be approved by the audit committee of our Management Board.

     It is not possible to describe every conflict of interest, but some situations that could cause a conflict of interest include:

     o    Doing business with family members

     o Having a financial interest in another company with whom we do business

     o    Taking a second job

     o    Managing your own business

     o    Serving as a director of another business



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     o    Being a leader in some organizations

     o    Diverting a business opportunity from our company to another company

DOING BUSINESS WITH FAMILY MEMBERS

     A conflict of interest may arise if family members work for a supplier, customer or other third party with whom we do business. It also may be a conflict if a family member has a significant financial interest in a supplier, customer or other third party with whom we do business. A "significant financial interest" is defined below. Before doing business on our behalf with an organization in which a family member works or has a significant financial interest, an employee must disclose the situation to his or her immediate supervisor, or our compliance officer, and discuss it with them. Document the approval if it is granted. If the only interest you have in a customer or supplier is because a family member works there, then you do not need to disclose the relationship or obtain prior approval unless you deal with the customer or supplier.

     "Family members" include your:

               o  Spouse         o  Brothers or sisters

               o  Parents        o  In-laws

               o  Children       o  Life partner

     Employing relatives or close friends who report directly to you may also be a conflict of interest. Although our company encourages employees to refer candidates for job openings, employees who may influence a hiring decision must avoid giving an unfair advantage to anyone with whom they have a personal relationship. In particular, supervisors should not hire relatives or attempt to influence any decisions about the employment or advancement of people related to or otherwise close to them, unless they have disclosed the relationship to their immediate supervisor or our compliance officer who has approved the decision.

OWNERSHIP IN OTHER BUSINESSES

     Our investments can cause a conflict of interest. In general, you should not own, directly or indirectly, a significant financial interest in any company that does business with us or seeks to do business with us. You also should not own a significant financial interest in any of our competitors.

     Two tests determine if a "significant financial interest" exists:

     o You or a family member owns more than 3% of the outstanding stock of a business or you or a family member has or shares discretionary authority with respect to the decisions made by that business, or

     o The investment represents more than 5% of your total assets or of your family member's total assets.


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     If you or a family member has a significant financial interest in a company with whom we do business or propose to do business, that interest must be approved by your immediate supervisor or our compliance officer prior to the transaction.

     Notwithstanding the foregoing, non-employee members of our Management Board and their family members may have significant financial interests in or be affiliates of suppliers, customers, competitors and third parties with whom we do business or propose to do business. However, a member of our Management Board must:

     o disclose any such relationship promptly after the director becomes aware of it,

     o remove himself or herself from any Management Board activity that directly impacts the relationship between our company and any such company with respect to which the director has a significant financial interest or is an affiliate, and

     o obtain prior approval of the Management Board or its designated committee for any transaction of which the member is aware between our company and any such company.

SERVICE ON BOARDS

     Serving as a director of another corporation may create a conflict of interest. Being a director or serving on a standing committee of some organizations, including government agencies, also may create a conflict.

     Before accepting an appointment to the board or a committee of any organization whose interests may conflict with our company's interests, you must discuss it with our compliance officer and obtain his approval. This rule does not apply to non-employee member of the Management Board of our company.

OUTSIDE EMPLOYMENT

     Sometimes our employees desire to take additional part-time jobs or do other work after hours, such as consulting or other fee-earning services. This kind of work does not in and of itself violate our Code. However, the second job must be strictly separated from your job with us, and must not interfere with your ability to devote the time and effort needed to fulfill your duties to us as our employee. You cannot engage in any outside activity that causes competition with us or provides assistance to our competitors or other parties (such as suppliers) with whom we regularly do business. You should avoid outside activities that embarrass or discredit us. Outside work may never be done on company time and must not involve the use of our supplies or equipment. Additionally, you should not attempt to sell services or products from your second job to us.

     Before engaging in a second line of work, you should disclose your plans to your immediate supervisor to confirm that the proposed activity is not contrary to our best interests. You may also contact our Human Resources Department for more information about our policies concerning outside employment.


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BUSINESS OPPORTUNITIES

     Business opportunities relating to the kinds of products and services we usually sell or the activities we typically pursue that arise during the course of your employment or through the use of our property or information belong to us. Similarly, other business opportunities that fit into our strategic plans or satisfy our commercial objectives that arise under similar conditions also belong to us. You may not direct these kinds of business opportunities to our competitors, to other third parties or to other businesses that you own or are affiliated with.

LOANS

     Unlawful extensions of credit by our company in the form of personal loans to our executive officers and directors are prohibited. All other loans by our company to, or guarantees by our company of obligations of, officers with the title of [MANAGER] or above must be made in accordance with established company policies approved by our Management Board or its designated committee.

GIFTS AND ENTERTAINMENT

     We are dedicated to treating fairly and impartially all persons and firms with whom we do business. Therefore, our employees must not give or receive gifts, entertainment or gratuities that could influence or be perceived to influence business decisions. Misunderstandings can usually be avoided by conduct that makes clear that our company conducts business on an ethical basis and will not seek or grant special considerations.

ACCEPTING GIFTS AND ENTERTAINMENT

     You should never solicit a gift or favor from those with whom we do business. You may not accept gifts of cash or cash equivalents.

        You may accept novelty or promotional items or modest gifts related to commonly recognized occasions, such as a promotion, holiday, wedding or retirement, if:

     o    this happens only occasionally

     o    the gift was not solicited

     o disclosure of the gift would not embarrass our company or the people involved

     o    the value of the gift is under $100

     You may accept an occasional invitation to a sporting activity, entertainment or meal if

     o    there is a valid business purpose involved

     o    this happens only occasionally


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     o    the activity is of reasonable value and not lavish

     A representative of the giver's company must be present at the event. If you are asked to attend an overnight event, you must obtain prior approval from your immediate supervisor or our compliance officer.

GIVING GIFTS AND ENTERTAINING

     Gifts of nominal value (under $100) and reasonable entertainment for customers, potential customers and other third parties with whom we do business are permitted. However, any gift or entertainment must

     o    support our company's legitimate business interests

     o    be reasonable and customary, not lavish or extravagant

     o    not embarrass our company or the recipient if publicly disclosed

     Under no circumstances can any bribe, kickback, or illegal payment or gift of cash or cash equivalents be made

     If you are not sure whether a specific gift or entertainment is permissible, contact your immediate supervisor or our compliance officer.


FAIR DEALING

     We have built a reputation as a trustworthy and ethical member of our community and our industry. We are committed to maintaining the highest levels of integrity and fairness within our company. When we fail to negotiate, perform or market in good faith, we may seriously damage our reputation and lose the loyalty of our customers. You must conduct business honestly and fairly and not take unfair advantage of anyone through any misrepresentation of material facts, manipulation, concealment, abuse of privileged information, fraud or other unfair business practice.

SECURITIES LAWS AND INSIDER TRADING

     Because we are a public company, we are subject to a number of laws concerning the purchase and sale of our publicly traded securities. Regardless of your position with us, if you are aware of what is known as "material inside information" regarding our company, business, affairs or prospects, you may not disclose that information to anyone outside our company, and you are not allowed to buy or sell our publicly-traded securities until the material inside information is known not only by individuals within our company, but also by the general public. The improper use of material inside information is known as insider trading. Insider trading is a criminal offense and is strictly prohibited.


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     "Material inside information" is any information concerning us that is not available to the general public and which an investor would likely consider to be important in making a decision whether to buy, sell or hold our securities. A good rule of thumb to determine whether information about us is material inside information is whether or not the release of that information to the public would have an effect on the price of our publicly traded securities. Examples of material inside information include information concerning financial performance and estimates, changes in previously released financial performance estimates, slot machine or table game win statistics, hold percentages, a major contract, major projects and expansions (or contractions) of our operations and major changes in our management. Material inside information is no longer deemed "inside" information once it is publicly disclosed and the market has had sufficient time to absorb the information. Examples of effective public disclosure are the filing of such inside information with the Securities and Exchange Commission, or the printing of such information in THE WALL STREET JOURNAL or other publications of general circulation, in each case giving the investing public a fair amount of time to absorb and understand our disclosures.

     In addition to being prohibited from buying or selling our publicly-traded securities when you are in possession of material inside information, you are also prohibited from disclosing such information to anyone else (including friends and family members) in order to enable them to trade on the information. In addition, if you acquire material inside information about another company due to your relationship with us, you may not buy or sell that other company's stock or other securities until such information is publicly disclosed and sufficiently disseminated into the marketplace.

     The following are general guidelines to help you comply with our insider trading policy:

     o Do not share material inside information with people within our company whose jobs do not require them to have the information.

     o Do not disclose any non-public information, material or otherwise, concerning our company to anyone outside our company unless required as part of your duties and the person receiving the information has a reason to know the information for company business purposes.

     o If you have material inside information regarding us, or regarding any other publicly traded company that you obtained from your employment or relationship with us, you must not buy or sell, or advise anyone else to buy or sell, our securities or that other company's securities, until such information is publicly disclosed and sufficiently disseminated into the marketplace.

     Penalties for trading on or communicating material inside information are severe. If you are found guilty of an insider trading violation, you can be subject to civil and even criminal liability. In addition to being illegal, we believe that insider trading is unethical and will be dealt with firmly, which may include terminating your employment with us and reporting violations to appropriate authorities.


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     If you have any questions concerning the securities laws or about our policies with regard to those laws, or regarding the correct ethical and legal action to take in a situation involving material inside information, please contact your immediate supervisor or our compliance officer.

RESPONDING TO INQUIRIES FROM THE PRESS AND OTHERS

     Our company is subject to laws that govern the timing of our disclosures of material information to the public and others. Only certain designated employees may discuss our company with the news media, securities analysts and investors. All inquiries from outsiders regarding financial or other information about our company should be referred to our Chief Financial Officer.

POLITICAL ACTIVITY

     We will fully comply with all political contribution laws. Our funds may not be used for contributions of any kind to any political party or committee or to any candidate or holder of any government position (Tribal, federal, state or local) unless such contribution is permitted by law and complies with our company policy. Please contact our compliance officer to determine whether a specific company contribution is permitted.

     It is against our policy for you to lobby our other employees on behalf of a political candidate during the work day. It is also against our policy to reimburse an employee for any political contributions or expenditures. Outside normal office hours, you are free to participate in political campaigns on behalf of candidates or issues of your choosing, as well as make personal political contributions.

SAFEGUARDING CORPORATE ASSETS

     We have a responsibility to protect company assets entrusted to us from loss, theft, misuse and waste. Company assets and funds may be used only for business purposes and may never be used for illegal purposes. [INCIDENTAL PERSONAL USE OF TELEPHONES, FAX MACHINES, COPY MACHINES, PERSONAL COMPUTERS, E-MAIL AND SIMILAR EQUIPMENT IS GENERALLY ALLOWED IF IT IS OCCASIONAL, THERE IS NO SIGNIFICANT ADDED COST TO US, IT DOES NOT INTERFERE WITH YOUR WORK RESPONSIBILITIES AND IS NOT RELATED TO AN ILLEGAL ACTIVITY OR OUTSIDE BUSINESS.] If you become aware of theft, waste or misuse of our assets or funds or have any questions about your proper use of them, you should speak immediately with your immediate supervisor.

     It is also important that you protect the confidentiality of company information. Confidential or proprietary information includes all information that is not generally known to the public and is helpful to the company, or would be helpful to competitors. Proprietary



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information should be marked accordingly, kept secure and access limited to those who have a need to know in order to do their jobs.

     Our business relations are built on trust, and our customers and suppliers count on that trust. If you learn information from them that is not otherwise public, you should keep that information confidential also.

     We must all be sensitive to the impact of comments made over the Internet through public forums such as chat rooms and bulletin boards. In such forums, you may not post any information about the company including comments about our products, performance of our publicly traded securities, operational strategies, financial results, customers or competitors, even in response to a false statement or question. This applies whether you are at work or away from the office. Our company owns all e-mail messages that are sent from or received through the company's systems. We may monitor your messages and may be required to disclose them in the case of litigation or governmental inquiry.

EMPLOYMENT OPPORTUNITY

     We will give preference to members of the Tribe and then to other Native Americans with regard to hiring and promotion whenever possible. When this is not possible, we will endeavor to hire, train and promote all qualified applicants into all job classifications without regard to race, religion, gender, age, sexual orientation, national origin, veterans status, disability or medical condition, and all other categories protected by federal discrimination laws. Further, we will utilize valid requirements to make all employment and promotion decisions. For more information concerning our employment policies, you should refer to our Team Member Handbook.

HEALTH, SAFETY AND THE ENVIRONMENT

     We are committed to providing safe and healthy working conditions by following all occupational health and safety laws governing our activities.

     We believe that management and each and every employee have a shared responsibility in the promotion of health and safety in the workplace. You should follow all safety laws and regulations, as well as company safety policies and procedures. You should immediately report any accident, injury or unsafe equipment, practices or conditions.

     [OUR FULL HEALTH AND SAFETY POLICY IS AVAILABLE FROM THE HUMAN RESOURCES DEPARTMENT.]


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     You also have an obligation to carry out company activities in ways that preserve and promote a clean, safe, and healthy environment. You must strictly comply with the letter and spirit of applicable environmental laws and the public policies they represent.

     The consequences of failing to adhere to environmental laws and policies can be serious. Our company, as well as individuals, may be liable not only for the costs of cleaning up pollution, but also for significant civil and criminal penalties. You should make every effort to prevent violations from occurring and report any violations to your immediate supervisor or our compliance officer.

ACCURACY OF COMPANY RECORDS

     All information you record or report on our behalf, whether for our purposes or for third parties, must be done accurately and honestly. All of our records (including accounts and financial statements) must be maintained in reasonable and appropriate detail, must be kept in a timely fashion, and must appropriately reflect our transactions. Falsifying records or keeping unrecorded funds and assets is a severe offense and may result in prosecution or loss of employment. When a payment is made, it can only be used for the purpose spelled out in the supporting document.

     Information derived from our records is provided to our investors as well as government agencies. Thus, our accounting records must conform not only to our internal control and disclosure procedures but also to generally accepted accounting principles and other laws and regulations, such as those of the Internal Revenue Service and the Securities and Exchange Commission. Our public communications and the reports we file with the Securities and Exchange Commission and other government agencies should contain information that is full, fair, accurate, timely and understandable in light of the circumstances surrounding disclosure.

     Our auditing functions help ensure that our financial books, records and accounts are accurate. Therefore, you should provide our accounting department, audit committee and independent public accountants with all pertinent information that they may request. We encourage open lines of communication with our audit committee, accountants and auditors and require that all our personnel cooperate with them to the maximum extent possible. It is unlawful for you to fraudulently influence, induce, coerce, manipulate or mislead our independent public accountants for the purpose of making our financial statements misleading.



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     If you are unsure about the accounting treatment of a transaction or believe that a transaction has been improperly recorded or you otherwise have a concern or complaint regarding an accounting matter, our internal accounting controls, or an audit matter, you should confer with your immediate supervisor, the financial reporting employee associated with your business unit or our Chief Financial Officer, or you may submit your concern, on an anonymous basis, to the audit committee of our Management Board through a [HOTLINE], e-mail or regular mail:

        [HOTLINE:            ____________]

        E-mail:              [AuditCommittee@imgresort.com]

        Regular Mail:        Audit Committee
                             Inn of the Mountain Gods Resort and Casino
                             P.O. Box 269
                             Mescalero, New Mexico 88340


     Our full policy regarding the submission of complaints regarding accounting matters is available from the [HUMAN RESOURCES DEPARTMENT.]

RECORD RETENTION

     Our records should be retained or discarded in accordance with our record retention policies and all applicable laws and regulations. From time to time we are involved in legal proceedings that may require us to make some of our records available to third parties. Our legal counsel will assist us in releasing appropriate information to third parties and provide you (or your immediate supervisor) with specific instructions. It is a crime to alter, destroy, modify or conceal documentation or other objects that are relevant to a government investigation or otherwise obstruct, influence or impede an official proceeding. The law applies equally to all of our records, including formal reports as well as informal data such as e-mail, expense reports and internal memos. If the existence of a subpoena or a pending government investigation is known or reported to you, you should immediately contact your immediate supervisor or our compliance officer and you must retain all records that may pertain to the investigation or be responsive to the subpoena. For further information, you should refer to our Document Retention Policy, which is available from our compliance officer.



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ADMINISTRATION OF THE CODE

DISTRIBUTION

     All of the members of our Management Board and all of our officers and employees will receive a copy of this Code when they join our company. Updates of the Code will be distributed to all such persons.

ROLE OF SUPERVISORS AND OFFICERS

     Supervisors and officers have important roles under this Code and are expected to demonstrate their personal commitment to this Code by fostering a workplace environment that promotes compliance with the Code and by ensuring that employees under their supervision participate in our company's compliance training programs.

REPORTING VIOLATIONS

     All employees are obliged to report violations of this Code or the law and to cooperate in any investigations into such violations. We prefer that you give your identity when reporting violations, to allow the company to contact you in the event further information is needed to pursue an investigation, and your identity will be maintained in confidence to the extent practicable under the circumstances and consistent with enforcing this Code. However, you may anonymously report violations.

INVESTIGATIONS

     We will initiate a prompt investigation following any credible indication that a breach of law or this Code may have occurred. We will also initiate appropriate corrective action as we deem necessary, which may include notifying appropriate authorities.

DISCIPLINARY ACTION

     If you violate any provision of this Code, you may be subject to disciplinary action, up to and including discharge. Please be aware that we may seek civil remedies from you and if your violation results in monetary loss to us, you may be required to reimburse us for that loss. If you are involved in a violation, the fact that you reported the violation, together with the degree of cooperation displayed by you and whether the violation is intentional or unintentional, will be given consideration in our investigation and any resulting disciplinary action.

NO RETALIATION

     We will not retaliate against anyone who, in good faith, notifies us of a possible violation of law or this Code, nor will we tolerate any harassment or intimidation of any employee who reports a suspected violation. In addition, there are federal "whistleblower" laws that are designed to protect employees from discrimination or harassment for providing information to us or governmental authorities, under certain circumstances, with respect to certain laws such as


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


those governing workplace safety, the environment, securities fraud and federal law relating to fraud against shareholders.

APPROVALS

     Approvals required under this Code should be documented.

WAIVERS

     Any request for a waiver of this Code must be submitted in writing to our compliance officer who has authority to decide whether to grant a waiver. However, a waiver of any provision of this Code for a director or an executive officer must be approved by our Management Board or its designated committee and will be promptly disclosed to the extent required by law or regulation.

CERTIFICATIONS

     All new employees must sign a certificate confirming that they have read and understand this Code. We will also require an annual certification of compliance with the Code by all officers with the title of [MANAGER] or above. However, failure to read the Code or sign a confirmation certificate does not excuse you from complying with this Code.

ASKING FOR HELP AND REPORTING CONCERNS

     We take this Code seriously and consider its enforcement to be among our highest priorities, but we also acknowledge that it is sometimes difficult to know right from wrong. That's why we encourage open communication. WHEN IN DOUBT, ASK. Whenever you have a question or concern, are unsure about what the appropriate course of action is, or if you believe that a violation of the law or this Code has occurred:

     o You should talk with your immediate supervisor. He or she may have the information you need, or may be able to refer the matter to an appropriate source, including legal counsel as circumstances warrant.

     o If you are uncomfortable talking with your immediate supervisor, you may also contact any manager in our company with whom you feel comfortable, any executive officer, the Human Resources Department or our compliance officer.

     o In addition, if you have concerns or complaints about accounting or audit matters or our internal accounting controls, you may confer with your immediate supervisor, the controller associated with your business unit or our Chief Financial Officer, or you may submit your concern or complaint, on an anonymous basis, to the audit committee of our Management Board by calling the toll free number _____________.


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


     o In addition, you may submit your concern or complaint, on an anonymous basis, to the audit committee of our Management Board by calling the toll free number _____________ or by sending an anonymous e-mail to_________________. Calls and e-mails to the anonymous tip hotline go to an independent third party who transcribes your comments and forwards them to the audit committee of the Management Board. Anonymity is assured.



                   INN OF THE MOUNTAIN GODS RESORT AND CASINO



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



                              HELPFUL PHONE NUMBERS


Compliance Officer                          ______________       (505) ___________

Chief Operating Officer                     Michael French       (505) 464-7777

Chief Financial Officer                     Richard Williams     (505) 464-7705

[Human Resources]                           ______________       (505) ___________

Anonymous Tip Hotline*
(for accounting and audit matters only)     ______________

Anonymous Tip E-Mail Address*               [AuditCommittee@imgresort.com]
(for accounting and audit matters only)


*CALLS AND EMAILS TO ANONYMOUS TIP HOTLINE AND EMAIL ADDRESS GO TO AN INDEPENDENT THIRD PARTY WHO TRANSCRIBES YOUR COMMENTS AND FORWARDS THEM TO THE AUDIT COMMITTEE OF THE MANAGEMENT BOARD. ANONYMITY IS ASSURED.

                            CONFIRMATION CERTIFICATE

     I have been provided with a copy of the Code of Business Conduct and Ethics of Inn of the Mountain Gods Resort and Casino. I acknowledge that I have read the Code and understand my responsibilities under it. I further acknowledge that I should follow the compliance procedures described in the Code if I have any questions or concerns.



                          Employee Signature:
                                              ------------------------------
                          Print Employee Name:
                                              ------------------------------
                          Date:
                               ---------------------------------------------